Exhibit 99

Additional Information

     Valhi Holding Company  ("VHC"),  the Harold Simmons  Foundation,  Inc. (the

"Foundation"), TIMET Finance Management Company ("TFMC") and The Combined Master

Retirement  Trust (the "CMRT") are the direct holders of 92.5%,  0.9%,  0.9% and

0.1%,  respectively,  of the common stock of the issuer,  Valhi, Inc. ("Valhi").

Titanium  Metals  Corporation  ("TIMET") is the sole  stockholder of TFMC.  VHC,

Harold C. Simmons'  spouse,  the CMRT,  Harold C. Simmons,  NL Industries,  Inc.

("NL"),  Valhi and the Foundation are the holders of 26.9%,  11.7%,  8.5%, 4.0%,

0.8%,  0.5% and 0.2% of the outstanding  common stock of TIMET.  NL's percentage ownership of TIMET common stock  includes  0.3% directly held by a subsidiary of

NL. Valhi and TFMC are the direct  holders of 83.1% and 0.5%,  respectively,  of the outstanding  common stock of NL. Dixie Rice Agricultural  Corporation,  Inc.

("Dixie Rice") is the direct holder of 100% of the  outstanding  common stock of

VHC.  Contran is the  holder of 100% of the  outstanding  common  stock of Dixie

Rice.

     Substantially all of Contran's  outstanding  voting stock is held by trusts established for the benefit of certain  children and  grandchildren of Harold C.

Simmons (the "Trusts"),  of which Mr. Simmons is the sole trustee, or is held by

Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of each of the  Trusts,  Mr.  Simmons  has the  power  to vote  and  direct  the disposition  of the shares of  Contran  stock  held by each of the  Trusts.  Mr.

Simmons, however,  disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

     The Foundation  directly holds  approximately 0.9% of the outstanding Valhi common stock and 0.2% of the outstanding TIMET common stock. The Foundation is a tax-exempt  foundation organized for charitable  purposes.  Harold C. Simmons is the  chairman  of the board of the  Foundation  and may be deemed to control the

Foundation.

     The CMRT directly holds  approximately  0.1% of the  outstanding  shares of

Valhi  common stock and 8.5% of the  outstanding  TIMET  common  stock.  Contran sponsors  the CMRT as a trust to  permit  the  collective  investment  by master trusts that  maintain the assets of certain  employee  benefit plans Contran and related  companies  adopt.  Mr.  Simmons  is the sole  trustee of the CMRT and a member  of the  trust  investment  committee  for the  CMRT.  Mr.  Simmons  is a participant in one or more of the employee benefit plans that invest through the

CMRT.

     Mr. Harold C. Simmons is chairman of the board of Valhi,  TIMET, VHC, Dixie

Rice and Contran.

     By virtue of the offices  held,  the stock  ownership  and his  services as trustee,  all as  described  above,  (a) Mr.  Simmons  may be deemed to  control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of, and a pecuniary interest in,

shares of common stock directly held by certain of such other entities. However,

Mr. Simmons disclaims such beneficial  ownership of, and such pecuniary interest in, such shares  beneficially  owned,  directly  or  indirectly,  by any of such entities, except to the extent of his vested beneficial interest, if any, in the shares the CMRT holds directly.

     The reporting  person  understands  that NL and a subsidiary of NL directly own 3,522,967 shares and 1,186,200 shares,  respectively,  of Valhi common stock as of the date of this statement.  As already stated, Valhi is the direct holder of  approximately  83.1% of the  outstanding  common stock of NL. As a result of

Valhi's direct and indirect  ownership of NL and its  subsidiary,  the reporting person  further  understands  that,  pursuant to Delaware law,  Valhi treats the shares of Valhi common stock that NL and its  subsidiary  own as treasury  stock for voting  purposes.  For the purposes of this statement,  such shares of Valhi

common  stock  that  NL  and  its  subsidiary   hold  directly  are  not  deemed

outstanding.

     Harold C. Simmons' spouse is the direct owner of 21,167,875 shares ot TIMET common  stock,  269,775  shares of NL common  stock and  43,400  shares of Valhi common stock. Mr. Simmons may be deemed to share indirect  beneficial  ownership of such shares.  Mr. Simmons  disclaims  beneficial  ownership of all securities that his spouse holds directly.

     Mr.  Harold C.  Simmons is the direct  owner of  7,175,239  shares of TIMET common stock, 880,600 shares of NL common stock and 3,383 shares of Valhi common stock.

     A trust,  of which  Harold C.  Simmons and his spouse are  trustees and the beneficiaries  are the  grandchildren  of his  spouse,  is the direct  holder of

36,500 shares of Valhi common stock and 17,432 shares of TIMET common stock. Mr.

Simmons,  as  co-trustee  of this  trust,  has the power to vote and  direct the disposition  of the shares of Valhi common stock the trust  holds.  Mr.  Simmons disclaims  beneficial  ownership  of any shares of Valhi  common stock that this trust holds.